MERGER AGREEMENT

                                  By and Among

                               ITI HOLDINGS, INC.

                          THE PRINCIPAL STOCKHOLDERS OF
                               ITI HOLDINGS, INC.

                                       and

                             APAC TELESERVICES, INC.

                                       and

                         ITI MARKETING ACQUISITION CORP.

                                   dated as of

                                 April 30, 1998









                                MERGER AGREEMENT


     Merger Agreement (the "Agreement") entered into as of April 30, 1998, by and among ITI Holdings, Inc., a Delaware corporation (the "Company"), each of the individuals and entities set forth under the heading "Principal Stockholders" on the signature pages hereto (each, a "Principal Stockholder" and collectively, the "Principal Stockholders"), APAC TeleServices, Inc., an Illinois corporation ("APAC"), and ITI Marketing Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of APAC ("Newco"). The Company, the Principal Stockholders, APAC and Newco are referred to collectively herein as the "Parties."

     The Principal Stockholders own approximately 96% of the Class A Shares and 94% of the Class B Shares of the Company outstanding on the date hereof and, simultaneously with the execution of this Agreement, those Principal Stockholders identified on Exhibit A attached hereto have executed an amendment to his or her employment agreement and a non-competition agreement.

     This Agreement contemplates a transaction in which, through a merger of Newco into the Company, APAC will acquire all of the outstanding capital stock of the Company and the Stockholders will receive cash for all of such capital stock.

     Now, therefore, in consideration of the premises and the actual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

     Section 1.     Definitions.

     "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

     "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

     "Affiliate Officer" has the meaning set forth in Section2(h)(ii).

     "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

     "Aggregate Closing Merger Consideration" has the meaning set forth in Section2(d)(v).

     "Aggregate Post-Closing Merger Consideration" has the meaning set forth in Section2(e).

     "Agreement" has the meaning set forth in the preface above.

     "APAC" has the meaning set forth in the preface above.

     "Business" means the business of the Company and the Subsidiaries as presently conducted and taken as a whole.

     "Certificate of Merger" has the meaning set forth in Section2(c).

     "Claim" has the meaning set forth in Section2(h).

     "Class A Shares" means the shares of Class A Common Stock, $.01 par value per share, of the Company.

     "Class B Shares" means the shares of Class B Common Stock, $.01 par value per share, of the Company.

     "Closing" has the meaning set forth in Section2(b).

     "Closing Date" has the meaning set forth in Section2(b).

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" has the meaning set forth in the preface above.

     "Company Indemnified Parties" has the meaning set forth in Section2(h).

     "Controlled Group of Corporations" means a controlled group of corporations under Code Sec. 414(b) and trades or businesses under common control under Code Sec. 414(c).

     "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section1.1502-13.

     "Disclosure Schedule" has the meaning set forth in Section3.

     "Effective Time" has the meaning set forth in Section2(d)(i).

     "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, or (e) any bonus, incentive, severance, stock option, stock purchase, short-term disability plan or other material fringe benefit plan, program or arrangement, including policies concerning holidays, vacations and salary continuation during short absences for illness or otherwise.

     "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec.
3(2).

     "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec.
3(1).

     "Environmental, Health, and Safety Requirements" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Material Transportation Act, and the Occupational Safety and Health Act of 1970, each as amended and in effect as of the date hereof, together with all other laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials (including petroleum products and asbestos) or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, in each case as in effect on the date hereof.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Financial Statements" has the meaning set forth in Section3(h).

     "GAAP" means United States generally accepted accounting principles as in effect from time to time.

     "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Insurance Licenses" has the meaning set forth in Section3(k).

     "Intellectual Property" means (a) all trade secrets and confidential business information (including customer and supplier lists), (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names and goodwill associated therewith, (c) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, (d) all copyrightable works and all copyrights, (e) all mask works, (f) all computer software (including data and related documentation), and (g) all other proprietary rights, in each case, used in the Business.

     "Knowledge" as it applies to the Company, means the actual knowledge of James M. Bata, John T. Calk, Tami L. Gabrielson, Bradley T. Harslem, Daniel S. Hicks, Raymond R. Hipp, James K. Lines, Kayle D. Neeley, Christopher C. Rehberg and L. Clark Sisson.

     "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

     "Material Adverse Effect" means an adverse effect upon the business or the financial condition, operations and results of operations of the Company and its Subsidiaries taken as a whole which results in at least $250,000 of Adverse Consequences.

     "Merger" has the meaning set forth in Section 2(a).

     "Merger Consideration" has the meaning set forth in Section 2(d)(v).

     "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

     "Most Recent Financial Statements" has the meaning set forth in
Section 3(h).

     "Most Recent Fiscal Month End" has the meaning set forth in Section 3(h).

     "Most Recent Fiscal Year End" has the meaning set forth in Section 3(h).

     "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

     "Newco" has the meaning set forth in the preface above.

     "Operating Subsidiary" means ITI Marketing Services, Inc.

     "Options or Warrants" means all options, warrants and other securities exercisable or convertible into or exchangeable for Shares, together with all other purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Company to issue, sell or otherwise cause to become outstanding any of its capital stock.

     "Outstanding Indebtedness" means all indebtedness for borrowed money other than the Payoff Indebtedness and excludes all capitalized leases.

     "Party" has the meaning set forth in the preface above.

     "Payoff Indebtedness" means all indebtedness for borrowed money identified on Exhibit B which will be paid-off at the Closing

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company or partnership, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

     "Principal Stockholders" has the meaning set forth in the preface above.

     "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

     "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

     "Representative" has the meaning set forth in Section 2(g).

     "Securities Act" means the Securities Act of 1933, as amended.

     "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Security Interest" means any lien, encumbrance, mortgage, pledge, or other security interest, other than (a) mechanics, materialmen's and similar liens,
(b) liens for Taxes not yet due and payable or that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens securing rental payments under capital lease arrangements and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

     "Shares" means the Class A Shares and Class B Shares.

     "Stockholders" means all of the holders of the Shares, Options and Warrants.

     "Stockholder Notes" means all indebtedness, including accrued interest, of any Stockholder to the Company incurred in connection with such Stockholder's acquisition of Class A Shares or Class B Shares.

     "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

     "Surviving Corporation" has the meaning set forth in Section 2(a).

     "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including interest, penalty, or additions thereto, whether disputed or not, and whether or not accrued on the Financial Statements.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "USPS" has the meaning set forth in Section 2(e).

     Section 2.     Basic Transaction.

          (a) The Merger. On and subject to the terms and conditions of this Agreement, Newco will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

          (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of McDermott, Will & Emery, 227 West Monroe Street, Suite 5500, Chicago, Illinois 60606, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby set forth in Section6 below (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

          (c) Actions at the Closing. At the Closing, subject to and on the terms and conditions set forth in this Agreement,

               (i) the Company and Newco will file with the Secretary of State of the State of Delaware a Certificate of Merger in the form acceptable to the Parties (the "Certificate of Merger");

               (ii) Newco will deliver to the Representative, on behalf of the Stockholders, the Aggregate Closing Merger Consideration in the manner provided in Section 2(f) below;

               (iii) APAC and Newco will deliver to the Representative (A) certified copies of resolutions duly adopted by the boards of directors of each of APAC and Newco authorizing the execution, delivery and performance of this Agreement, (B) certified copies of each of APAC's and Newco's articles or certificate of incorporation and bylaws, (C) a short-form certificate of good standing of each of APAC and Newco, certified by the Secretary of State of Illinois or Delaware, respectively, as of a date not more than three business days prior to the Closing Date, and (D) all other certificates, instruments, and documents referred to in Section6(b) below;

               (iv) The Company shall deliver or cause to be delivered to APAC and Newco (A) certified copies of resolutions duly adopted by the board of directors and Stockholders of the Company authorizing the execution, delivery and performance of this Agreement, (B) certified copies of the certificate of incorporation and by-laws of the Company and each Subsidiary, (C) a short-form certificate of good standing of the Company and each Subsidiary, in each case certified by the Secretary of State of the State of such entity's incorporation as of a date not more than three business days prior to the Closing Date, (D) certificates representing the number of Shares, Options or Warrants set forth opposite each Principal Stockholder's name on Section3(b) of the Disclosure Schedule together with appropriate stock powers executed in blank, and (E) all other certificates, instruments, and documents referred to in Section6(a) below.

          (d)  Effect of Merger.

               (i) General. The Merger shall become effective at the time (the "Effective Time") the Company and Newco file the Certificate of Merger with the Secretary of State of the State of Delaware. The Merger shall have the effect set forth in the Delaware General Corporation Law. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Newco in order to carry out and effectuate the transactions contemplated by this Agreement.

               (ii) Certificate of Incorporation. Subject to Section 2(h)(ii) hereof, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

               (iii) Bylaws. Subject to Section 2(h)(ii) hereof, the Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of Newco immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

               (iv) Directors and Officers. The directors and officers of Newco shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office) until their respective successors are duly elected and qualified.

               (v)  Conversion of Shares.

               (A) At and as of the Effective Time, each Class A Share and Class B Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash (the "Merger Consideration") equal to the sum of (A) such portion of the Aggregate Closing Merger Consideration as is allocated to such Share in accordance with Exhibit C attached hereto, plus (B) such portion of the Aggregate Post-Closing Merger Consideration (as determined in accordance with Section 2(e)) as is allocated to such Share in accordance with Exhibit C. For purposes of this Agreement, the "Aggregate Closing Merger Consideration" shall mean an amount equal to the sum of (i) $81,232,246, plus (ii) the Stockholder Notes, less (iii) any prepayment penalties, breakage fees and lender's legal fees paid at or prior to the Closing with respect to the Payoff Indebtedness, less (iv) the amount of all special bonuses paid to the Company's employees from the date hereof until or at the Closing, as reflected on a schedule delivered to APAC upon the signing of this Agreement, which bonuses will not exceed $1,250,000 in the aggregate, less (v) all legal fees and expenses of Kirkland and Ellis incurred and/or paid by the Company in connection with the transactions contemplated hereby.

                    (B) As reflected on Exhibit C the Merger Consideration payable to any individual Stockholder at the Closing shall be reduced by the principal of and accrued and unpaid interest on such Stockholder's Stockholder Note, if any.

               (C) No Shares shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2(d)(v) after the Effective Time.

               (D) All Shares that immediately prior to the Effective Time are owned by the Company or its Subsidiaries shall automatically be canceled and retired without payment of any consideration therefor and shall cease to exist.

               (vi) Conversion of Capital Stock of Newco. At and as of the Effective Time, each outstanding share of the capital stock of Newco shall be converted into one share of common stock of the Surviving Corporation.

          (e) Determination of Post-Closing Consideration. Prior to the date hereof, each of the Operating Subsidiary and APAC has submitted a bid to the United States Postal Service (the "USPS") to provide in-bound customer service operations to the USPS at call centers dedicated to such operations. In the event that, in connection with such bids currently identified by Solicitation No. 102590-98-A-0059 and Request No. 98-3267, prior to the first anniversary of the date hereof, (i) the USPS awards APAC and/or the Operating Subsidiary two or more call centers, collectively or individually, or (ii) the USPS awards the Operating Subsidiary at least one call center and awards no call centers to APAC, then APAC shall be obligated to pay to the Representative, on behalf of the Stockholders, additional Merger Consideration in an aggregate amount (the "Aggregate Post-Closing Merger Consideration") equal to the sum of (A) $6,225,000, which shall be paid upon the First Taking of Calls (as defined below), plus (B) in the event that the USPS renews its contract as to the call center(s) initially awarded for a first renewal period, $3,112,500 (the "First Renewal Payment"), which shall be paid within 15 days after the beginning of the first renewal period, plus (C) in the event that the USPS renews its contract as to the call center(s) initially awarded for a second renewal period, $3,112,500 (the "Second Renewal Payment"), which shall be paid within 15 days after the beginning of the second renewal period. For purposes of this Agreement, the "First Taking of Calls" shall mean (i) in the event that (A) APAC is awarded two or more call centers and the Operating Subsidiary is awarded no call centers or
(B) APAC and/or the Operating Subsidiary, collectively or individually, are awarded two or more call centers and the entity to which such call centers are awarded is not determinable, the first taking of calls at the second call center awarded, (ii) in the event that the Operating Subsidiary is awarded at least one call center and APAC is awarded fewer than two call centers, the first taking of calls at any call center awarded to the Operating Subsidiary, or (iii) in the event that the Operating Subsidiary is awarded at least one call center and APAC is awarded two or more call centers, the earlier of (A) the first taking of calls at any call center awarded to the Operating Subsidiary or (B) the first taking of calls at the second call center awarded to APAC. Notwithstanding the above, in the event that (i) the USPS does not renew its contract as to the call center(s) initially awarded but APAC and/or the Operating Subsidiary continues to operate under such contract as to such call center(s) for a period of one year following the end of the initial term thereof, then APAC shall pay the First Renewal Payment at the end of such one-year period and/or (ii) the USPS does not renew its contract as to the call center(s) initially awarded or renews such contract for one renewal period but not for a second renewal period but APAC and/or the Operating Subsidiary continues to operate under such contract as to such call center(s) for a period of two years following the end of the initial term thereof or for a period of one year following the end of the first renewal term thereof, then APAC shall pay the Second Renewal Payment at the end of such two-year period.

          (f) Payment of Merger Consideration. At the Effective Time, APAC shall deliver to the Representative, on behalf of the Stockholders, by wire transfer of immediately available funds, an amount equal to the Aggregate Closing Merger Consideration, less the principal amount of and any accrued interest on the Stockholder Notes and the Representative shall deliver a letter of transmittal (with instructions for its use) to each record holder of outstanding Shares (other than the Principal Stockholders who shall have delivered to APAC and Newco at the Closing, pursuant to Section2(c)(iv), all certificates representing the Shares owned thereby) for each such Stockholder to use in surrendering the certificates which represented his or its Shares against payment of the Merger Consideration. Upon receipt from a Stockholder of properly endorsed certificates representing his or its Shares, together with appropriate stock powers executed in blank, the Representative shall distribute the applicable portion of the Aggregate Closing Merger Consideration to such Stockholder in accordance with Exhibit C. At the times specified in Section2(e), APAC shall deliver to the Representative, on behalf of the Stockholders, by wire transfer of immediately available funds, the Aggregate Post-Closing Merger Consideration and the Representative shall distribute the applicable portion of the Aggregate Post-Closing Merger Consideration to the Stockholders in accordance with Exhibit C. The Representative shall make all distributions to Stockholders required by this Section2(f) as soon as practicable. Notwithstanding anything to the contrary contained herein, the Representative hereby agrees that it shall not release any funds with respect to the Merger Consideration to a given Stockholder until the Representative has received from such Stockholder a duly endorsed certificate representing the Shares owned by such Stockholder, together with an appropriate stock power executed in blank. In no event shall any Stockholder be entitled to receive interest on any of the funds to be received in the Merger. APAC may cause the Representative to pay over to the Surviving Corporation any portion of the Merger Consideration (and any earnings thereon) remaining 180 days after the later of the Effective Date or the final payment to the Representative of any Post-Closing Merger Consideration in accordance with Section2(e), and thereafter all former Stockholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates. After the close of business on the Closing Date, transfers of Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

          (g) Appointment of Representative. Each Principal Stockholder (other than Steven A. Idelman and Sheri B. Idelman) hereby appoints Golder, Thoma, Cressey, Rauner Fund IV, L.P. (the "Representative") the attorney-in-fact of such Principal Stockholder, with full power and authority, including power of substitution, acting in the name of and for and on behalf of such Principal Stockholder to amend or waive any provision of this Agreement, to terminate this Agreement pursuant to the provisions of Section7, in its sole discretion, and to do all other things and to take all other actions under or related to this Agreement which, in its discretion, it may consider necessary or proper to effectuate the transactions contemplated hereunder and to resolve any dispute with APAC over any aspect of this Agreement and on behalf of such Stockholder, to enter into any agreement to effectuate any of the foregoing which shall have the effect of binding such Stockholder as if such Stockholder had personally entered into such agreement; provided, however, that all actions taken or decisions made by the Representative on behalf of the Stockholders shall be taken or made in a manner which is ratably and equitably amongst all Stockholders. This appointment and power of attorney shall be deemed as coupled with an interest and all authority conferred hereby shall be irrevocable and shall not be subject to termination by operation of law, whether by the death, incapacity, liquidation, or dissolution of any Stockholder or the occurrence of any other event or events, and the Representative may not terminate this power of attorney with respect to any Stockholder or such Stockholder's successors or assigns without the consent of APAC. Each Principal Stockholder (other than Steven A. Idelman and Sheri B. Idelman) agrees to hold the Representative harmless from any and all loss, damage, or liability and expenses (including legal fees) which such Stockholder may sustain as a result of any action taken in good faith by the Representative. In the event this Agreement is terminated pursuant to Section7 prior to Closing, the appointment contemplated by this Section2(g) shall immediately terminate and the Representative shall promptly return such certificates and related stock powers to the Stockholders.

          (h)  Stockholder Consent and Release; Indemnification.

               (i) In accordance with Section 251 of the Delaware General Corporation Law each Principal Stockholder hereby consents to the Merger and approves the execution and delivery of this Agreement and the transactions contemplated hereby. Effective as of the Closing, each Principal Stockholder hereby releases the Company from any and all claims (other than employee compensation, claims under employment compensation agreements and related benefits accrued through the Closing Date) of such Principal Stockholder whether arising before or after the Closing against the Company or Liabilities or obligations of the Company to the Principal Stockholder as a result of the Principal Stockholder having served as a stockholder, director, officer, employee, or agent of the Company prior to the Closing.

               (ii) Notwithstanding anything to the contrary in this Agreement:
     (A) the Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability set forth in the Certificate of Incorporation and Bylaws of the Company on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing in any manner that would adversely affect the rights thereunder of persons who were directors, or either (i) persons who were employees, officers or directors of the Representative or any of its Affiliates and were officers of the Company or (ii) Steven A. Idelman and Sheri B. Idelman (collectively, the "Affiliate Officers"), and who at any time prior to the Closing were prospective indemnitees under the Certificate of Incorporation or Bylaws of the Company in respect of actions or omissions occurring at or prior to the Closing (including the transactions contemplated by this Agreement), unless such modification is required by law; and (B) from and after the Closing, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and Affiliate Officers of the Company (collectively, the "Company Indemnified Parties") against all Adverse Consequences arising in settlement of, or otherwise in connection with, any claim, action, suit, proceeding or investigation (a "Claim"), based in whole or in part on the fact that such Person is or was such a director or Affiliate Officer and arising out of actions or omissions occurring at or prior to the Closing (including the transactions contemplated by this Agreement), in each case to the fullest extent permitted under Delaware law (and shall pay expenses in advance of the final disposition of any such action or proceeding to each Company Indemnified Party to the fullest extent permitted under Delaware law) (it being understood that APAC guarantees the Surviving Corporation's obligations under this Section 2(h)(ii)). This
     Section 2(h)(ii) is intended to be for the benefit of, and shall be enforceable by, Company Indemnified Parties, their heirs and personal representatives and shall be binding on the Surviving Corporation and its respective successors and assigns.

     Section 3. Representations and Warranties Concerning the Company. Each of the Principal Stockholders, other than Steven A. Idelman and Sheri B. Idelman, represents and warrants (on a several and not a joint basis) to APAC and Newco that the statements contained in this Section3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3, except for representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date) except as set forth in the Disclosure Schedule accompanying this Agreement (the "Disclosure Schedule"). Each of Steven A. Idelman and Sheri B. Idelman severally warrants (but does not represent) to APAC and Newco that the statements contained in this Section3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section3, except for warranties that speak as of a specific date or time, which need only be true and correct as of such date) except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section3.

          (a) Organization, Qualification, and Corporate Power. Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and in the respective jurisdictions set forth under each entity's name on
Section 3(a) of the Disclosure Schedule. Each of the Company and its Subsidiaries has requisite power and authority and, except as set forth on
Section 3(a) of the Disclosure Schedule, all licenses, permits, and authorizations necessary to carry on the businesses in which it is presently engaged and to own and use the properties presently owned and used by it, other than those licenses, permits and authorizations the lack of which, individually or in the aggregate, would not have a Material Adverse Effect. Section 3(a) of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiaries. The Company has made available to APAC correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (as amended to date). Except as set forth on Section 3(a) of the Disclosure Schedule, the minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiaries are correct and complete in all material respects. None of the Company and its Subsidiaries is in default under or in violation of any provision of its charter or, in any material respects, its bylaws.

          (b) Capitalization. Except for Class A Shares or Class B Shares issuable upon exercise of outstanding Options or Warrants disclosed on
Section 3(b) of the Disclosure Schedule, Section 3(b) of the Disclosure Schedule sets forth for the Company the amount of its authorized capital stock, the amount of its issued and outstanding capital stock and the record owners of its outstanding capital stock. Except as set forth on Section3(b) of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable and are held of record by the Stockholders as set forth in
Section 3(b) of the Disclosure Schedule. Except as set forth in Section 3(b) of the Disclosure Schedule, there are no outstanding or authorized Options or Warrants. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Except as set forth in Section 3(b) of the Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company to which the Company is a party or, to the Company's Knowledge, to which any Stockholder, but not the Company, is a party.

          (c) Authorization. The Company has requisite power and authority (including requisite corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved by its Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

          (d) Noncontravention. Except as set forth in Section 3(d) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiaries is subject, or any provision of the charter or bylaws of any of the Company and its Subsidiaries,
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement set forth on Section 3(m)(ii) or
Section 3(p) of the Disclosure Schedule (or result in the imposition of any Security Interest upon any of the Company's or a Subsidiary's assets), or (iii) require the Company and its Subsidiaries to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, other than any such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or notices of or with respect to any of the foregoing that, individually or in the aggregate, would not have a Material Adverse Effect, and other than any such notices, filings, consents, authorizations or approvals required under the Hart-Scott-Rodino Act or that may be required solely by reason of APAC's regulatory status and participation in the transactions contemplated hereby (other than breaches or defaults that may result solely from a change of control of the Company).

          (e) Broker's Fees. Except as set forth in Section 3(e) of the Disclosure Schedule, none of the Company and its Subsidiaries has any Liability or obligation to pay any fees, expenses, or commissions to any professional representative, attorney, consultant, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (f) Title to Assets. Except as set forth on Section 3(f) of the Disclosure Schedule or as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, the tangible assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (except as set forth in Section 3(f) of the Disclosure Schedule), other than those tangible assets disposed of in the ordinary course of business since the date of such Most Recent Balance Sheet. This Section 3(f) does not relate to real property or interests in real property, it being the intent of the Parties that such items are the subject of Section 3(m).

          (g) Subsidiaries. Section 3(g) of the Disclosure Schedule sets forth for each Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth on
Section 3(g) of the Disclosure Schedule, one of the Company and its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Except as set forth on Section 3(g) of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any of the Company and its Subsidiaries to sell, transfer, or otherwise dispose of any capital stock of any of its Subsidiaries or that could require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary of the Company. Except as set forth on Section 3(g) of the Disclosure Schedule, none of the Company and its Subsidiaries has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company. The Company has made available to APAC correct and complete copies of the formation documents of each such entity.

          (h) Financial Statements. Set forth on Section 3(h) of the Disclosure Schedule are the following financial statements (collectively, the "Financial Statements"): (A) audited consolidated balance sheets as of December 31, 1995, December 31, 1996 and December 31, 1997 and audited consolidated statements of operations, stockholders' deficit, and cash flows for the four months ended December 31, 1995 and the years ended December 31, 1996 and December 31, 1997 (the "Most Recent Fiscal Year End") for the Company and its Subsidiaries, and (C) unaudited balance sheet and statements of operations, stockholders' deficit, and cash flows (the "Most Recent Financial Statements") as of and for the two months ended February 28, 1998 (the "Most Recent Fiscal Month End") for the Company and its Subsidiaries. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except as otherwise indicated in the notes thereto) applied on a consistent basis throughout the periods covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items.

          (i) Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any occurrence that has had or reasonably would be expected to have a material adverse effect on the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole. APAC acknowledges that there may be a disruption to the Business as a result of the execution of this Agreement, the announcement by APAC of its intention to purchase the Company or the announcement by the Principal Stockholders or the Company of such intended sale, and the consummation of the transactions contemplated hereby, and APAC agrees that such disruptions do not and shall not constitute a breach of this Section 3(i) or of
Section 3(y) hereof. Without limiting the generality of the foregoing, since the Most Recent Fiscal Year End, except as set forth on Section 3(i) of the Disclosure Schedule or as would not, individually or in the aggregate, have a material adverse effect upon the business, financial condition, operations and results of operations of the Company and its Subsidiaries taken as a whole which results in at least $500,000 of Adverse Consequences:

               (i) none of the Company and its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, outside the ordinary course of business;

               (ii) none of the Company and its Subsidiaries has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

               (iii) no party (including any of the Company and its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) which is set forth on Section 3(m)(ii) or
     Section 3(p) of the Disclosure Schedule and which involves in excess of $100,000 per annum to which any of the Company and its Subsidiaries is a party or by which any of them is bound;

               (iv) none of the Company and its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

               (v)  [intentionally omitted];

               (vi) none of the Company and its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

               (vii) none of the Company and its Subsidiaries has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

               (viii) none of the Company and its Subsidiaries has delayed or postponed the payment of accounts payable and other Liabilities outside the ordinary course of business or accelerated the collection of accounts, notes or other receivables outside the ordinary course of business;

               (ix) none of the Company and its Subsidiaries has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the ordinary course of business;

               (x) none of the Company and its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the ordinary course of business;

               (xi) there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiaries;

               (xii) none of Company and its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options (including options granted to employees), warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiii) none of the Company and its Subsidiaries has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (xiv) none of the Company and its Subsidiaries has experienced any single occurrence of damage, destruction, or loss in an amount in excess of $100,000 (whether or not covered by insurance) to its property;

               (xv) none of the Company and its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the ordinary course of business.

               (xvi) none of the Company and its Subsidiaries has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               (xvii) none of the Company and its Subsidiaries has granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

               (xviii)   none of the Company and its Subsidiaries has adopted,
     amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

               (xix) none of the Company and its Subsidiaries has made any other change in employment terms for any of its directors, officers, and key employees or, outside the ordinary course of business, for any of its other employees; and

               (xx) none of the Company and its Subsidiaries had made or pledged to make any charitable or other capital contribution outside the ordinary course of business.

          (j) Undisclosed Liabilities. Except as set forth on Section 3(j) of the Disclosure Schedule, none of the Company and its Subsidiaries has any Liability, except for (i) Liabilities set forth on the Most Recent Balance Sheet, (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities which, individually or in the aggregate, would not have a Material Adverse Effect.

          (k) Legal Compliance. Except as set forth on Section 3(k) of the Disclosure Schedule, each of the Company, its Subsidiaries and their respective predecessors has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, and rulings of federal, state, local, and foreign governments (and all agencies thereof)), including but not limited to the Federal Telephone Consumer Protection Act of 1991, the Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 and any and all amendments thereto and rules and regulations promulgated thereunder by the Federal Communications Commission and the Federal Trade Commission, and no action, suit, proceeding, hearing, complaint, claim, demand, notice or investigation has been filed or commenced, or to the Knowledge of the Company, threatened against the Company alleging any failure so to comply, except to the extent any instances of noncompliance would not, individually or in the aggregate, have a Material Adverse Effect. Section 3(k) of the Disclosure Schedule sets forth a list of all consent agreements which have been entered into between the Company or any Subsidiary and any federal, state, local or foreign government (or any agency thereof) and copies of each such consent agreement has been made available to APAC. The Company, its Subsidiaries and their respective telephone representatives who sell insurance-related products possess such certificates, authorities, permits, licenses, approvals, consents and other authorizations (collectively, "Insurance Licenses") issued by the appropriate state, federal, local or foreign regulatory agencies or bodies necessary to conduct the Business, the Company, its Subsidiaries and their respective telephone representatives who sell insurance-related products are in compliance with the terms and conditions of all such Insurance Licenses, all of the Insurance Licenses are valid and in full force and effect, and neither the Company nor any of its Subsidiaries has received any notice of proceeding relating to the revocation or modification of any such Insurance Licenses, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          (l)  Tax Matters.

               (i) Each of the Company and its Subsidiaries has filed all income Tax Returns and all other material Tax Returns it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes owed by any of the Company and its Subsidiaries (whether or not shown on any Tax Return) have been paid, except where a failure to pay such Taxes will not, individually or in the aggregate, have a Material Adverse Effect and except with respect to Taxes being contested in good faith by the Company and/or its Subsidiaries. Except as set forth on Section 3(l) of the Disclosure Schedule, none of the Company and its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return. No claim is currently pending by an authority in a jurisdiction where any of the Company and its Subsidiaries do not file Tax Returns that any of the Company or its Subsidiaries is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company and its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for such Security Interests which would not, individually or in the aggregate, have a Material Adverse Effect.

               (ii) Each of the Company and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, except where a failure to withhold or pay such Taxes will not, individually or in the aggregate, have a Material Adverse Effect.

               (iii) To the Company's Knowledge, no applicable authority will assess any additional Taxes against the Company or its Subsidiaries for any period for which Tax Returns have been filed. Except as set forth on Section3(l) of the Disclosure Schedule, there is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiaries either (A) claimed or raised by any authority in writing or (B) to the Company's Knowledge. Section 3(l) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after August 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has made available to APAC correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since August 31, 1995.

               (iv) Other than with respect to dispute or claims set forth in
     Section 3(l) of the Disclosure Schedule, none of the Company and its subsidiaries has waived any statute of limitations (except in connection with disputes or claims listed in Section 3(l) of the Disclosure Schedule) in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) None of the Company and its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. None of the Company and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii). Each of the Company and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that, to the Company's Knowledge, could give rise to a substantial understatement of federal income Tax within the meaning of Code Sec. 6662. None of the Company and its Subsidiaries is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiaries
     (A) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has any Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               (vi) The unpaid Taxes of the Company and its Subsidiaries (A) did not, as of the Most Recent Fiscal Month End, exceed the reserves and accruals for such Taxes excluding any reserve for deferred taxes and (B) to the Company's Knowledge, do not exceed the reserves and accruals as adjusted for the passage of time through the Closing Date in accordance with GAAP consistent with past practice.

          (m)   Real Property.

               (i) None of the Company and its Subsidiaries owns any real property.

               (ii) Section 3(m)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to any of the Company and its Subsidiaries. The Company has made available to APAC correct and complete copies of the leases and subleases listed in
     Section 3(m)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(m)(ii) of the Disclosure Schedule:

                    (A) except as set forth in Section 3(m) of the Disclosure Schedule, the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally;

                    (B) except as set forth in Section 3(m) of the Disclosure Schedule, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally;

                    (C) except as set forth in Section 3(m) of the Disclosure Schedule, none of the Company and its Subsidiaries, nor to the Company's Knowledge any other party, is in breach or default under the lease or sublease, and, to the Company's Knowledge, no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder, except for any such breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect;

                    (D) except as set forth in Section 3(m) of the Disclosure Schedule, none of the Company and its Subsidiaries, nor to the Company's Knowledge, any other party to the lease or sublease, has repudiated any provision thereof; and

                    (E) to the Company's Knowledge, there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease other than those which would not individually or in the aggregate, have a Material Adverse Effect.

          (n) Intellectual Property. Except as set forth on Section 3(n) of the Disclosure Schedule, each of the Company and its Subsidiaries owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Section 3(n) of the Disclosure Schedule, no licenses, sublicenses or agreements pertaining to any of the Intellectual Property have been granted or entered into by any of the Company and its Subsidiaries. To the Knowledge of the Company, each of the trademarks and service marks included among the Intellectual Property are valid and enforceable. To the Company's Knowledge and except as set forth on
Section 3(n) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notices of, nor are aware of any facts which indicate a likelihood of, any infringement by any third party with respect to those trademarks and service marks included among the Intellectual Property. Except as set forth on Section 3(n) of the Disclosure Schedule, the Company and its Subsidiaries have or will receive pursuant to the transactions contemplated by this Agreement the right to use, without payment to any other party other than maintenance and transfer fees, all Software currently in use by the Company and its Subsidiaries that are material to the Business.

          (o) Tangible Assets. Except as set forth on Section 3(o) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries own or lease all equipment and other tangible assets reasonably necessary for the conduct of the Business. Except as set forth on Section 3(o) of the Disclosure Schedule and except as would not, individually or in the aggregate, have a Material Adverse Effect, all material tangible assets have been maintained in accordance with normal industry practice and are in good operating condition and repair (subject to normal wear and tear).

          (p) Contracts. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company or any of its Subsidiaries is a party:

               (i) any agreement (or group of related agreements) for the furnishing of inbound or outbound call center services, the performance of which will extend over a period of more than one year, that would result in a loss to the Company if terminated, or that involves consideration, in excess of $500,000 per annum;

               (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person which has a future liability in excess of $200,000 per annum;

               (iii) any agreement (or group of related agreements), other than those identified pursuant to (i) above, for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, that would result in a loss to the Company if terminated, or that involves consideration, in excess of $500,000 per annum;

               (iv) any agreement constituting a partnership or joint venture;

               (v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has expressly imposed a Security Interest on any of its assets, tangible or intangible;

               (vi) any covenant not to compete that materially impairs the Business;

               (vii) any agreement with any of the Stockholders and their Affiliates (other than the Company and its Subsidiaries);

               (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (ix) any employee collective bargaining agreement;

               (x) any written agreement for the employment of any individual on a full-time, part-time, consulting, or other basis that has a future liability in excess of $100,000 per annum;

               (xi) any agreement under which it has advanced or loaned any amount to any of its directors, officers, or Stockholders, other than advances made in the ordinary course of business; or

               (xii) any written agreement with a sales broker (provided that Section 3(p) of the Disclosure Schedule also sets forth a list of all sales brokers who have provided services to the Company or any Subsidiary since January 1, 1997).

The Company has made available to APAC a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date). With respect to each such agreement, except as set forth on
Section 3(p) of the Disclosure Schedule and except as would not, individually, or in the aggregate, have a Material Adverse Effect, (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally; (B) there shall be no breach or other violation resulting from the consummation of the transactions contemplated hereby; (C) none of the Company and its Subsidiaries, nor to the Knowledge of the Company any other party, is in breach or default, and, to the Knowledge of the Company, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) none of the Company and its Subsidiaries, nor to the Knowledge of the Company any other party, has repudiated any provision of the agreement.

          (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiaries have arisen from bona fide transactions requiring, to the Company's Knowledge, no further performance by the Company or its Subsidiaries and, to the Company's Knowledge, subject to no setoff or counterclaims, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. Set forth on
Section 3(q) of the Disclosure Schedule is the Company's accounts receivable aging schedule as of April 20, 1998.

          (r) Insurance. Each of the Company and its Subsidiaries is covered (subject to applicable deductibles, self-insurance provisions and other limitations on coverage) by valid insurance policies issued in favor of the Company or its Subsidiaries. Neither the Company nor any Subsidiary has received any notices of cancellation or non-renewal with respect to any such policies, all premiums due thereon have been paid and the Company and its Subsidiaries have complied with the provisions of such policies (except for notices of cancellation or nonrenewal, failures to pay premiums and to comply which, individually or in the aggregate, would not have a Material Adverse Effect).

          (s) Litigation. Section 3(s) of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiaries (except as would not, individually or in the aggregate, have a Material Adverse Effect): (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Company's Knowledge, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. To the Company's Knowledge, none of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(s) of the Disclosure Schedule is likely, individually or in the aggregate, to result in any Material Adverse Effect.

          (t)  Employees.

               (i) Section 3(t) of the Disclosure Schedule sets forth a list of all employees of the Company or any of its Subsidiaries who receive compensation in excess of $50,000 per year.

               (ii) To the Knowledge of the Company, no Principal Stockholder or any employee who reports directly to any Principal Stockholder has any plans to terminate employment with any of the Company and its Subsidiaries.

               (iii) Except as set forth on Section 3(t) of the Disclosure Schedule, (A) none of the Company and its Subsidiaries is a party to any collective bargaining agreement or similar agreement with respect to its employees; (B) there is no labor strike, slowdown, work stoppage, or lockout in effect or, to the Knowledge of the Company, threatened against or otherwise affecting or involving the Business, nor has any such labor strike, slowdown, work stoppage, or lockout occurred since September 1, 1995; (C) there is no current, written, unresolved grievance which, individually or in the aggregate, is likely to have a Material Adverse Effect and no arbitration proceeding is pending or, to the Knowledge of the Company, threatened and no claim therefor has been asserted; (D) there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Company, threatened relating to the Business; (E) no representation question has been brought to the attention of the Company respecting any of the employees of any of the Company and its Subsidiaries since September 1, 1995, nor to the Company's Knowledge, are any campaigns being conducted to solicit cards from any of the employees of any of the Company and its Subsidiaries to authorize representation by any labor organization; (F) no collective bargaining agreement relating to any of the employees of any of the Company and its Subsidiaries is being negotiated; (G) payment in full to all of the employees of the Company and its Subsidiaries of all wages, salaries, commissions, bonuses, benefits, and other compensation lawfully due and owing to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute, or other law has been made, except where a failure to make such payment will not, individually or in the aggregate, have a Material Adverse Effect; and (H) no facility of any of the Company and its Subsidiaries has been closed, there have not been any layoffs of any of its employees sufficient to require notification under the Workers Adjustment and Retraining Notification Act of 1988, as amended, or implementations of any early retirement, separation, or window program since September 1, 1995 with respect to any of the Company and its Subsidiaries, nor, other than in connection with or as a result of the transactions contemplated hereby, are there any plans or announcements of any such action or program for the future.

          (u)  Employee Benefits.

               (i) Section 3(u) of the Disclosure Schedule lists each Employee Benefit Plan that any of the Company and its Subsidiaries maintains or to which any of the Company and its Subsidiaries contributes which affects or covers any Principal Stockholder or any ten or more employees of the Company or any Subsidiary. Except as set forth in Section3(u) of the Disclosure Schedule:

                    (A) Each such Employee Benefit Plan (and each related trust) complies in form and in operation in all material respects with its terms and with the applicable requirements of ERISA, the Code, and other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect.

                    (B) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid with respect to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                    (C) The only Employee Benefit Plan of the Company or its Subsidiaries which is an Employee Pension Benefit Plan is the Company's 401(k) plan. The Company has established its 401(k) plan by adoption of a standardized prototype plan and the sponsor of such prototype plan has received a favorable determination or approval letter from the Internal Revenue Service that the form of prototype plan qualifies under Code Sec. 401(a) and the Company has taken all steps necessary for the Company to rely on such letter.

                    (D) The Company has made available to APAC correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               (ii) Except as set forth in Section 3(u) of the Disclosure Schedule, with respect to each Employee Benefit Plan (other than any Multiemployer Plan) that any of the Company and its Subsidiaries and the Controlled Group of Corporations which includes the Company maintains, ever has maintained, or to which any of them contributes, ever has contributed, or ever has been required to contribute:

                    (A) No such Employee Benefit Plan which is an Employee Pension Benefit Plan has been completely or partially terminated or been the subject of a Reportable Event as to which notices would be required to be filed with the PBGC. No proceeding by the PBGC to terminate any such Employee Pension Benefit Plan has been instituted or, to the Company's Knowledge, threatened.

                    (B) To the Company's Knowledge, there have been no Prohibited Transactions with respect to any such Employee Benefit Plan. To the Company's Knowledge, no Fiduciary (as defined in ERISA
          Section 3(21)) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. Except as set forth on Section3(u) of the Disclosure Schedule, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than any Multiemployer Plan), other than routine claims for benefits, is pending or, to the Company's Knowledge, threatened. The Company has no Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                    (C) None of the Company and its Subsidiaries has incurred, nor, to the Company's Knowledge, expects has any reason to expect that any of the Company and its Subsidiaries will incur, with respect to the period prior to the Closing, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA or under the Code with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

               (iii) None of the Company and its Subsidiaries and the other members of the Controlled Group of Corporations that includes the Company and its Subsidiaries contributes to, ever has contributed to, or ever has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

               (iv) None of the Company and its Subsidiaries maintains or contributes to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Sec. 4980B).

          (v) Guaranties. None of the Company and its Subsidiaries is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any Person (other than the Company and its Subsidiaries) which has outstanding principal amount of future liability in excess of $150,000.

          (w) Environment, Health, and Safety. Except as set forth on Section3(w) of the Disclosure Schedule, (A) since August 31, 1995, none of the Company and its Subsidiaries has received any written communication from a governmental authority that alleges that any Company or any Subsidiary is not in compliance, in all material respects, with any applicable Environmental, Health and Safety Requirements, including the rules and regulations relating thereto, and (B) to the Company's Knowledge, the Company and its Subsidiaries hold, and are in compliance with, all material permits, licenses and governmental authorizations required for the Company and its Subsidiaries to operate under applicable Environmental, Health and Safety Requirements, and are in compliance with all applicable Environmental, Health and Safety Requirements, except for failures to have such permits, licenses or authorizations and instances of noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect.

          (x) Certain Business Relationships with the Company and its Subsidiaries. Except as set forth in Section3(x) of the Disclosure Schedule and other than ordinary course employment relationships, none of the Stockholders and their Affiliates has been involved in any business arrangement or relationship with the Company and its Subsidiaries within the past 12 months, and none of the Stockholders and their Affiliates owns any material asset, tangible or intangible, which is used in the Business.

          (y) Clients. Section 3(y) of the Disclosure Schedule sets forth an accurate, correct and complete list as of February 28, 1998 of the 10 largest clients of the Company and its Subsidiaries, with respect to each of the inbound and outbound call center operations performed by the Company and its Subsidiaries, together with the revenues received from each such client for each of the last two fiscal years and for the six months ending February 28, 1998. The Company has no Knowledge that any specific client will cease to do business with the Company or any Subsidiary after, or as a result of, the consummation of any transactions contemplated hereby or that any client is threatened with bankruptcy or insolvency.

          (z) Bank Accounts. Section 3(z) of the Disclosure Schedule sets forth all the bank accounts of any of the Company and its Subsidiaries.

          (aa) Indebtedness. The Payoff Indebtedness and the Outstanding Indebtedness set forth on Exhibit B includes, with respect to the Company and its Subsidiaries, all outstanding indebtedness for borrowed money as of the date hereof. All Payoff Indebtedness is identified with an asterisk ("*") on Exhibit B.

          (bb) Election under Section 341(f) of the Code. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code.

     Section 4.     Representations and Warranties Concerning the Transaction.

          (a) Representations and Warranties of APAC and Newco. Each of APAC and Newco, jointly and severally, represents and warrants to the Principal Stockholders and the Company that the statements contained in this Section 4(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Section 4(a)), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4(a).

               (i) Organization. Each of APAC and Newco is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

               (ii) Authorization of Transaction. Each of APAC and Newco has requisite power and authority (including requisite corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of APAC and Newco, enforceable in accordance with its terms and conditions, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which APAC or Newco is subject or any provision of the charter or bylaws of either APAC or Newco or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which APAC or Newco is a party or by which either is bound or to which any of their assets is subject which conflict, breach, default, acceleration or right would have a material adverse effect on the business, operations or financial condition of APAC or Newco or otherwise adversely affect APAC's or Newco's ability to consummate the transactions contemplated hereby. Except as set forth in Section4(a)(iii) of the Disclosure Schedule, neither APAC nor Newco needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

               (iv) Actions and Proceedings, etc. There are no outstanding judgments, orders, writs, injunctions or decrees of any court, governmental agency or arbitration tribunal against APAC or Newco which have or could have a material adverse effect on the ability of APAC or Newco to consummate the transactions contemplated hereby or actions, suits, claims or legal, administrative or arbitration proceedings or investigations pending or, to the knowledge of APAC or Newco, threatened against APAC or Newco, which have or could have a material adverse effect on the ability of APAC or Newco to consummate the transactions contemplated hereby.

               (v) Availability of Funds. APAC has received, and has furnished to the Representative copies of, a financing commitment letter from Harris Bank dated April 30, 1998. Neither APAC nor Newco has any reason to believe that Harris Bank will not fund pursuant to such commitment letter.

               (vi) No Knowledge of Misrepresentations or Omissions. Neither APAC nor Newco has any knowledge that the representations and warranties of the Principal Stockholders in this Agreement and the Disclosure Schedule are not true and correct in all material respects and neither APAC nor Newco has any knowledge of any material errors in, or material omissions from, the Disclosure Schedule.

               (vii) Facility Closings and Mass Layoffs. APAC shall bear all Adverse Consequences, and shall indemnify each Stockholder for any Adverse Consequences which he or it may suffer, arising pursuant to the Workers Adjustment and Retraining Notification Act of 1988, as amended, as a result of any facility closings, reductions in work force or terminations which APAC, Newco or any of their Affiliates may cause or initiate on or after the Closing Date with respect to the Business.

          (b) Representations and Warranties of the Principal Stockholders. Each of the Principal Stockholders severally and not jointly represents and warrants to APAC and Newco that the statements contained in this Section 4(b) are correct and complete as to himself or itself (and, with respect to the first sentence of Section 4(b)(iv) below only, generally) as of the date of this Agreement and will be correct and complete as to himself or itself (and, with respect to the first sentence of Section 4(b)(iv) below only, generally) as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4(b)), except as set forth in the Disclosure Schedule. The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4(b).

               (i) Organization of Certain Stockholders. If the Principal Stockholder is a trust, corporation, partnership, limited liability company or other entity, the Principal Stockholder is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation.

               (ii) Authorization of Transaction. Such Principal Stockholder has requisite power and authority to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Stockholder, enforceable in accordance with its terms and conditions, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally.

               (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which such Principal Stockholder is subject or, if the Principal Stockholder is a trust, corporation, partnership, limited liability company or other entity, any provision of its formation documents or arrangements or (B) except as set forth on Section 4(b)(iii) of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Principal Stockholder is a party or by which he or it is bound or to which any of his or its assets is subject, other than any such violations, conflicts, breaches, defaults, accelerations, terminations, modifications, cancellations or notices that, individually or in the aggregate, would not have a Material Adverse Effect or would not impair the ability of the Principal Stockholders to consummate the transactions contemplated by this Agreement, and other than any such notices, filings, consents, authorizations or approvals required under the Hart-Scott-Rodino Act or that may be required solely by reasons of APAC's regulatory status and participation in the transactions contemplated hereby (other than breaches or defaults that may result from a change of control of the Company).

               (iv) Shares. Section 3(b) of the Disclosure Schedule sets forth the amount of issued and outstanding capital stock, Options and Warrants of the Company and no Person holds any shares of capital stock or any Options or Warrants, other than as set forth in Section 3(b) of the Disclosure Schedule. Except as set forth on Section 4(b)(iv) of the Disclosure Schedule, each Principal Stockholder holds of record and owns beneficially the number of Shares, Options and Warrants set forth next to his or its name in Section 3(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, and claims, other than any restrictions and Security Interests imposed as a result of the pledge of such Shares to the Company in connection with the Stockholder Notes, which restrictions and Security Interests shall be released at the Closing upon payment in full of the Stockholder Notes. Except as set forth on Section 3(b) of the Disclosure Schedule, such Principal Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Principal Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Except as set forth on Section3(b) of the Disclosure Schedule, such Principal Stockholder is not a party to (x) any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company, or (y) any other agreement between or among any of the other Stockholders with respect to the Company.

               (v) Tax Status. Such Principal Stockholder is not a "nonresident alien individual" or "foreign corporation" for purposes of Code Sec. 897(a)(1).

     Section 5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

          (a) General. Each of the Parties will use its reasonable best efforts to take all action within his or its control and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section6 below).

          (b) Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section3(d) above or set forth in Section3(d) of the Disclosure Schedule. Without limiting the generality of the foregoing, APAC, Newco and the Representative shall each file or cause to be filed with the Federal Trade Commission and/or the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby and APAC, Newco and the Company shall bear the costs and expenses of their respective filings and any filings required to be made by or on behalf of the Principal Stockholders; provided, however, that APAC shall pay the filing fee in connection therewith. APAC, Newco and the Representative shall use their respective best efforts to make such filings as soon as practicable following the date hereof (but in any event no later than five business days following the execution and delivery of this Agreement), to respond to any requests for additional information made by either of such agencies and to cause the waiting periods under the Hart-Scott Rodino Act to terminate or expire at the earliest possible date and to resist in good faith, at each of their respective costs and expenses (including the institution or defense of legal proceedings), any assertion that the transactions contemplated hereby constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated hereby. Each of APAC, Newco and the Representative shall consult with the others prior to any meetings, by telephone or in person, with the staff of the Federal Trade Commission and the United States Department of Justice, and each of APAC, Newco and the Representative shall have the right to have a representative present at any such hearing.

          (c) Operation of Business. Except (i) as contemplated by this Agreement, (ii) as set forth on Section5(c) of the Disclosure Schedule, or (iii) so long as prior written notice is provided to APAC, in respect of any actions taken to cure any events of default under loan or other credit documents to which the Company and/or its Subsidiaries are parties or to refinance any funded indebtedness of the Company and/or its Subsidiaries, from the date hereof to the Closing, the Company will not, without the prior written consent of APAC, which shall not be unreasonably withheld, engage in any practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing, except (i) as contemplated by this Agreement, (ii) as set forth on Section 5(c) of the Disclosure Schedule, (iii) with the prior written consent of APAC, which shall not be unreasonably withheld, or (iv) so long as prior written notice is provided to APAC, in respect of any actions taken to cure any events of default under loan or other credit documents to which the Company and/or its Subsidiaries are parties or to refinance any funded indebtedness of the Company and/or its Subsidiaries, none of the Company and its Subsidiaries will:

               (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock (whether in cash or in kind) or redeem, purchase, or otherwise acquire any of its capital stock;

               (ii) sell, lease, transfer, or assign any of its assets, tangible or intangible, to any third party (including any intercompany transfer) outside the ordinary course of business;

               (iii) enter into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the ordinary course of business;

               (iv) accelerate, terminate, cancel, or, outside the ordinary course of business, modify any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Company is a party or by which it is bound;

               (v) other than in the ordinary course of business, impose any Security Interest upon any of its assets, tangible or intangible;

               (vi) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

               (vii) issue any note, bond or other debt security or incur, assume or guarantee any indebtedness for borrowed money or capitalized lease obligation;

               (viii) delay or postpone the payment of accounts payable and other Liabilities;

               (ix) accelerate the collection of accounts, notes, or other receivables;

               (x) cancel, compromise, waive, or release any right or claim (or series of related rights and claims) outside the ordinary course of business;

               (xi) grant any license or sublicense of any rights under or with respect to any Intellectual Property;

               (xii) change or authorize a change in the charter or bylaws of any of the Company or its Subsidiaries;

               (xiii) issue, sell or otherwise dispose of any of its capital stock, or grant any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               (xiv) make any loan to, or enter into any other transaction with, any of its directors, officers, and employees;

               (xv) adopt, amend, modify, or terminate any Employee Benefit
     Plan;

               (xvi) enter into any employment contract or collective bargaining agreement, written or oral, or modify the terms of any existing such contract or agreement;

               (xvii) grant any increase in the compensation (including base salary and bonus) of any of its directors, officers, and employees;

               (xviii)   make any other change in employment terms for any of
     its directors, officers, and employees;

               (xix) make or pledge to make any charitable or other capital contribution outside the ordinary course of business; and

               (xx) make any payments of principal with respect to any indebtedness for borrowed money of the Company or any Subsidiary, other than scheduled payments as reflected on the cash flow statement of the Company attached hereto as Exhibit D.

          (d) Preservation of Business. Subject to the terms and conditions of this Agreement, the Company will, and will cause each Subsidiary to, use commercially reasonable efforts to keep the Business substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

          (e) Full Access. Prior to the Closing, the Company will permit representatives of APAC at reasonable times (during normal business hours) and upon reasonable notice to have reasonable access to the premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company and its Subsidiaries and, only together with an authorized representative of the Company, to the clients of the Company which are identified on Section 3(y) of the Disclosure Schedule.

          (f)  Notice of Developments.

               (i) The Principal Stockholders will give prompt written notice to APAC, and APAC will give prompt written notice to the Representative, on behalf of the Principal Stockholders, of any breach of any of their respective representations and warranties in Section 3 and Section 4(b) above of which they become aware. No disclosure by any Party pursuant to this Section 5(f), however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant;

               (ii) Prior to the Closing, APAC shall promptly notify Principal Stockholders if APAC obtains knowledge that the representations and warranties of Principal Stockholders in this Agreement, as modified by the Disclosure Schedule, are not true and correct in all material respects, or if APAC obtains knowledge of any material errors in, or omissions from, the Disclosure Schedule.

          (g)  Exclusivity.  The Principal Stockholders and the Company will not
(i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company and its Subsidiaries (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Principal Stockholders will not vote their Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Principal Stockholders will notify APAC immediately if any Person makes any bona fide written offer with respect to any of the foregoing.

          (h) Satisfaction of All Obligations Under Payoff Indebtedness. The Company shall have obtained from the lenders under all obligations included in Payoff Indebtedness and delivered to APAC each of the following (all in form and substance reasonably acceptable to APAC) effective as of the Closing: (i) general releases of the Company and its Subsidiaries completely releasing the Company and its Subsidiaries from any and all claims under, in connection with the arising from such obligations, and (ii) payoff letters, UCC-3 termination statements, mortgage releases and any other releases necessary to release any collateral given to any lender under any such obligation as security for the Company's or any of its Subsidiary's obligations thereunder.

          (i) Repayment of All Obligations Under Payoff Indebtedness. Upon satisfaction of all of the conditions to the obligations of APAC and Newco provided in Section6(a) hereof, APAC shall cause all of the Payoff Indebtedness to be repaid in full.

     Section 6.     Conditions to Obligation to Close.

          (a) Conditions to Obligation of APAC and Newco. The obligation of APAC and Newco to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction (or waiver by APAC) of the following conditions:

               (i) the representations and warranties set forth in Section3 and Section4(b) above shall be true and correct in all respects at and as of the Closing Date, except: (A) to the extent of changes resulting from developments or occurrences relating to or affecting United States or foreign economies in general or the industry of the Company and its Subsidiaries generally, (B) for breaches of such representations and warranties that are the results of the execution of this Agreement or actions taken by APAC prior to the Closing Date or as contemplated herein,
     (C) for breaches of such representations and warranties that would not in the aggregate have an adverse effect upon the business, financial condition, operations or results of operations of the Company and its Subsidiaries taken as a whole which results in at least $2,500,000 of Adverse Consequences to the Company or its Subsidiaries, and (D) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time);

               (ii) each of the Principal Stockholders and the Company shall have performed and complied in all material respects with all of his or its covenants hereunder through the Closing;

               (iii) the Company and its Subsidiaries shall have provided all of the third party consents marked with an asterisk (*) on Section 3(d) of the Disclosure Schedule;

               (iv) except as otherwise disclosed in the Disclosure Schedule, no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling initiated by a state or federal governmental agency or authority, or initiated by a party other than a federal or state governmental agency or authority which would be reasonably likely to be issued, which, in any event, would: (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or
     (C) affect materially and adversely the right of APAC to own the Company Shares and to control the Company, or (D) affect adversely and materially the right of the Company to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, or ruling shall be in effect);

               (v) each officer and director of the Company and its Subsidiaries shall have resigned; all management, consultant or advising agreements between Golder, Thoma, Cressey, Rauner Fund IV, L.P. or any of its Affiliates or Steven A. Idelman, Sheri B. Idelman or any of their Affiliates and the Company and any Subsidiary shall have been terminated and the Company and its Subsidiary shall have been released from all obligations and Liabilities under such agreements;

               (vi) all stockholder agreements among the Stockholders or between any Stockholder and the Company and its Subsidiaries shall have been terminated;

               (vii) all of the Company's and its Subsidiaries' equity incentive plans, and all rights thereunder, shall have been terminated;

               (viii) each outstanding Option and Warrant shall have been exercised prior to the Closing;

               (ix) holders of at least 98% of the issued and outstanding Class A Shares as of the Closing and at least 96% of the issued and outstanding Class B Shares as of the Closing shall have consented to the Merger and the execution, delivery and performance of this Agreement;

               (x) the Representative shall have delivered to Newco a certificate of the Company to the effect that each of the conditions specified above in Section 6(a)(i)-(ix) is satisfied;

               (xi) all applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated; and

               (xii) APAC and Newco shall have received the opinions of Blackwell Sanders Matheny Weary & Lombardi LLP and Kirkland & Ellis addressed to APAC and Newco and dated the Closing Date in the forms attached to this Agreement as Exhibits E-1 and E-2.

APAC and Newco shall be deemed to have waived any condition specified in this Section6(a) if either executes a writing so stating at or prior to the Closing. The disclosure of any matter prior to the Closing shall not be deemed to amend or supplement the Disclosure Schedule or to have caused APAC or Newco to have waived any condition specified in this Section 6(a) or any representation, warranty, or covenant.

          (b) Conditions to Obligation of the Principal Stockholders. The obligation of the Principal Stockholders to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction (or waiver by the Representative) of the following conditions:

               (i)  the representations and warranties set forth in Section
     4(a) above shall be true and correct in all material respects at and as of the Closing Date, except (A) to the extent of changes or developments contemplated by the terms of this Agreement and (B) for representations and warranties that speak as of a specific date or time (which need only be true and correct as of such date or time);

               (ii) each of APAC and Newco shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, or ruling initiated by a state or federal governmental agency or authority, or initiated by a party other than a federal or state governmental agency or authority which would be reasonably likely to be issued, which, in any event, would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect materially and adversely the right of APAC to own the capital stock of, and to control, the Surviving Corporation (and no such injunction, judgment, order, decree, or ruling shall be in effect);

               (iv) APAC and Newco shall have delivered to the Representative, on behalf of the Stockholders, a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied; and

               (v) all applicable waiting periods under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated.

The Principal Stockholders shall be deemed to have waived any condition specified in this Section6(b) if the Representative and Steven A. Idelman each executes a writing so stating at or prior to the Closing.

     Section 7.     Termination.

          (a) Termination of Agreement. APAC and the Representative may terminate this Agreement as provided below:

               (i) APAC and the Representative may terminate this Agreement by mutual written consent at any time prior to the Closing;

               (ii) APAC may terminate this Agreement by giving written notice to the Representative at any time prior to the Closing in the event any of the conditions set forth in Section 6(a) shall have become incapable of fulfillment and shall not have been waived by APAC; and

               (iii) the Representative may terminate this Agreement by giving written notice to APAC at any time prior to the Closing in the event any of the conditions set forth in Section 6(b) shall have become incapable of fulfillment and shall not have been waived by the Representative.

               (iv) APAC or the Representative may terminate this Agreement if the Closing has not occurred on or prior to the thirty-second day following the filing by APAC, Newco and the Stockholders of all notifications required to be filed under the Hart-Scott-Rodino Act with respect to the transactions contemplated hereby; provided, however, that if the consents required by Section 6(a)(iii) have not been obtained on or prior to such thirty-second day, the Company and the Principal Stockholders shall have an additional 30 days to obtain such consents.

          (b) Effect of Termination. If APAC or the Representative terminates this Agreement pursuant to Section 7(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party, except for any Liability of any Party then in breach of any covenant (but not any representation or warranty contained in this Agreement) or as provided in
Section 7(c) below.

          (c) Specific Performance. Notwithstanding anything in this Agreement to the contrary, if, prior to the termination of this Agreement, APAC (i) has complied with all of the conditions to Closing contained in Section 6(b), (ii) has notified the Representative of its intention to consummate the transactions contemplated under this Agreement, and (iii) is ready and able to deliver the Merger Consideration and furnishes evidence to that effect to the Representative, and if the Closing does not then occur due to the refusal of any of the Principal Stockholders to so consummate the transactions contemplated under this Agreement, APAC will be entitled to specifically enforce the terms of this Agreement in a court of competent jurisdiction, it being acknowledged that monetary damages due APAC in such case cannot be adequately determined at law.

     Section 8.     Survival and Indemnification.

          (a) Survival of Representations and Warranties. All of the representations, warranties, covenants, and agreements contained in this Agreement have been relied upon and shall terminate upon the Closing, provided, that any representation and warranty contained in Section 4(b)(iv) shall survive indefinitely.

          (b) Indemnification Provisions for the Benefit of APAC and Newco. In the event of a misrepresentation or breach (or in the event any third party alleges facts that, if true, would mean a misrepresentation or breach) of
Section 4(b)(iv), then each Principal Stockholder (pro rata in accordance with his or its stock ownership shown on Section 3(b) of the Disclosure Schedule and in no event in an aggregate amount greater than the aggregate Merger Consideration allocated to such Principal Stockholder (as calculated prior to the deduction of any amounts relating to his or its Stockholder Note)) agrees to indemnify APAC and Newco from and against any Adverse Consequences APAC or Newco actually suffers through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by such misrepresentation or breach (or alleged breach).

          (c) Limitation on Liability. Notwithstanding anything to the contrary contained herein, no Stockholder shall be liable to APAC or Newco with respect to any Adverse Consequences suffered by APAC or Newco in connection with this Agreement in an aggregate amount greater than the aggregate Merger Consideration allocated to such Principal Stockholder (as calculated prior to the deduction of any amounts relating to his or its Stockholder Note).

     Section 9.     Miscellaneous.

          (a) Confidentiality; Publicity. Except as may be required by law or legal or administrative process or as otherwise permitted or expressly contemplated herein, no Party or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement, the subject matter or terms hereof or any confidential information or other proprietary knowledge concerning the business or affairs of any other Party which it may have acquired from such Party in the course of pursuing the transactions contemplated by this Agreement, without the prior consent of the other Parties; provided, however, that any information that is otherwise publicly available, without breach of this provision, or has been obtained from a third party without a breach of such third party's duties, shall not be deemed confidential information. The Parties further agree that, from and the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld), except (i) for such releases or announcements which may be required by law or the rules or regulations of the United States Securities and Exchange Commission, the National Association of Securities Dealers or NASDAQ, in which case the Party required to make the release or announcement shall allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance, and (ii) that each of the Representative and the Company may make such an announcement to their respective employees and partners, provided, that the Company may make no such announcements without the allowing APAC reasonable time to comment on such announcement in advance of its issuance to the Company's employees. Notwithstanding the foregoing, APAC and the Principal Stockholders shall cooperate to prepare joint press releases to be issued (A) promptly following the execution of this Agreement and (B) on the Closing Date.

          (b)  No Third-Party Beneficiaries.  Except as set forth in
Section 2(h)(ii) above, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantors of any revocable trusts a party hereto. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that APAC may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases APAC nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e) Counterparts This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given upon receipt if it is sent by facsimile, or reputable express courier, and addressed or otherwise sent to the intended recipient as set forth below:

          If to the Company, until the Closing:

               Raymond R. Hipp
               ITI Marketing Services, Inc.
               902 North 91st Plaza
               Omaha, Nebraska 68114
               Facsimile:  402-392-9423

          Copy to:

               Gary D. Gilson
               Blackwell Sanders Matheny Weary & Lombardi LLP
               Suite 1100
               2300 Main Street
               Kansas City, Missouri  64105
               Facsimile:  816-983-8080

               W. Patrick Betterman
               Betterman & Perry
               444 Regency Parkway #302
               Omaha, Nebraska 68114
               Facsimile:  402-393-8645

          If to the Representative:

               Lee Mitchell
               Golder, Thoma, Cressey, Rauner Fund IV, L.P.
               6100 Sears Tower
               Chicago, Illinois  60606
               Facsimile:  312-382-2201

          Copy to:

               Kevin R. Evanich
               Kirkland & Ellis
               200 East Randolph Street
               Chicago, Illinois 60601
               Facsimile:  312-861-2200

          If to APAC, and, after the Closing, the Company:

               Marc S. Simon
               APAC TeleServices, Inc.
               One Parkway North Center, Suite 510
               Deerfield, Illinois 60015
               Facsimile:  847-374-3215

          Copy to:

               Bernard S. Kramer
               McDermott, Will & Emery
               227 West Monroe Street, Suite 5500
               Chicago, Illinois  60606
               Facsimile:  312-984-3669
               email:  bkramer@mwe.com

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address or facsimile number set forth above using any other means (including personal delivery, messenger service, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address or facsimile number to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (EITHER OF THE STATE OF ILLINOIS OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF ILLINOIS.

          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by APAC, the Company, Steven A. and Sheri B. Idelman and the Representative, on behalf of the other Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Except as set forth herein, each party hereto will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The costs and expenses of Kirkland and Ellis incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company at or prior to the Closing and shall reduce the Merger Consideration. All costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated hereby shall become the exclusive obligation of the Surviving Corporation and shall in no circumstances reduce the Merger Consideration.

          (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity.

          (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules (including the Disclosure Schedule) identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n) Cooperation. APAC and the Principal Stockholders shall cooperate with each other and shall cause their respective officers, employees, agents and representatives to cooperate with each other for a period of sixty (60) days after the Closing to provide for an orderly transition of the Company and its Subsidiaries to APAC and to minimize the disruption resulting from the transactions contemplated hereby. Other than as specified in Section 9(k) above, each Party shall be responsible for its own reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this
Section 9(n). No Party shall be required by this Section 9(n) to take any action that would unreasonably interfere with the conduct of its business. In addition, from time to time, as and when requested by any Party, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions (subject to any limitations set forth in this Agreement), as such other Party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

                              *    *    *    *    *

  IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

                                   APAC TELESERVICES, INC.


                                   By:
                                   Name:
                                   Title:

                                   ITI HOLDINGS, INC.


                                   By:
                                   Name:
                                   Title:

                                   ITI MARKETING ACQUISITION CORP.


                                   By:
                                   Name:
                                   Title:

                                   PRINCIPAL STOCKHOLDERS:

                                   GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                                   By: GTCR IV, L.P.
                                   Its:  General Partner

                                   By: Golder, Thoma, Cressey, Rauner, Inc.
                                   Its: General Partner

                                   By:
                                   Name:
                                   Title:



                                   James M. Bata


                                   Joseph R. Dougherty


                                   Bradley T. Harslem


                                   Daniel S. Hicks


                                   Raymond R. Hipp, both individually
                                   and as trustee of the Raymond R. Hipp
                                   Trust dated 9/24/87


                                   Roy E. Hunt


                                   James K. Lines


                                   Kayle D. Neeley


                                   Ted J. Pfau


                                   John T. Calk


                                   L. Clark Sisson


                                   Christopher R. Rehberg


                                   Steven A. Idelman


                                   Sheri B. Idelman



                                   Tami L. Gabrielson




Exhibits:

Exhibit A: Agreements Executed Upon Signing of Merger Agreement
Exhibit B: ITI Marketing Services, Inc. Total Company  Indebtedness
           (May 31, 1998)
Exhibit C: ITI Marketing Services, Inc. Aggregate Closing Merger Consideration Exhibit D: ITI Marketing Services, Inc. Cash Requirement
Exhibit E-1: Form of Opinion of Blackwell Sanders Matheny Weary & Lombardi LLP Exhibit E-2: Form of Opinion of Kirkland & Ellis

Disclosure Schedules:

3(a): States Where Company and Subsidiaries are Incorporated and Authorized to do Business
3(b):  Capital Stock, Record Owners
3(d):  Notices/Consents Required
3(e):  Broker's Fees
3(f):  Assets used by ITI Marketing Services, Inc. Which it Does Not Lease or
Own
3(g):  Subsidiaries
3(h):  Financial Statements
3(i):  Events Since Most Recent Fiscal Year End
3(j):  Undisclosed Liabilities
3(k):  Compliance with Applicable Laws
3(l):  Tax Issues
3(m)(ii):  Leased Property
3(n):  Licenses
3(o):  Tangible Assets
3(p):  Material Contracts
3(q):  Accounts Receivable
3(s):  Litigation
3(t):  Employees
3(u):  Employee Benefit Plans
3(w):  Environmental
3(x):  Business Relationship with the Company and its Subsidiaries
3(y):  Clients
3(z):  Bank Accounts
4(a)(iii):  Consents
4(b)(iv):  Capital Stock
5(c):  Operation of Business